Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:

Dita Bronicki

CEO

775-356-9029

dbronicki@ormat.com

Ormat Technologies, Inc. Announces Planned Retirement of Yehudit (Dita) Bronicki

(effective June 30, 2014) and Related Board and Management Changes

Reno, Nevada, November 5, 2013 -- Ormat Technologies, Inc. (NYSE: ORA) today announced that Mrs. Yehudit (Dita) Bronicki, the company's chief executive officer, has decided to retire from her position of CEO, effective June 30, 2014, the current expiration date under her employment contract, thus starting an orderly leadership transition over the next 8 months. Mrs. Bronicki will continue to serve as a director of the company following her planned retirement as CEO. Mrs. Bronicki's decision to retire will bring to a close a remarkable career of 48 years of continuous management service to the Company and its shareholders.

The company further announced that Mr. Gillon Beck has decided to step down from his position of chairman of the board of directors of the company, also effective June 30, 2014 and that the board of directors has elected and appointed Mr. Yoram Bronicki as the succeeding chairman, with such appointment being effective June 30, 2014. Mr. Beck will continue to serve as a director of the company after he steps down from his position as chairman. Upon assuming the position of the chairman of the board Mr. Yoram Bronicki will relinquish his position as president and chief operating officer of the company.

The board of directors has established a search committee to assist the Board in conducting the process of choosing Mrs. Bronicki's successor.

“Mrs. Bronicki has been with the company for 48 years, and has served as its CEO for 23 of those years. During that time, Mrs. Bronicki took Ormat from a small products manufacturer for third parties to a multinational, independent power producer, with generation capacity of approximately 600 MW around the world and a market capitalization of over $1 billion,” said Mr. Gillon Beck, chairman of the board. “Mrs. Bronicki was the driving force and leader behind Ormat’s 2004 IPO, establishing the Company as a leading NYSE-listed renewable energy power producer. Ormat delivered over 1600MW of clean energy solutions to over 20 countries around the world. She is leaving a very strong, profitable and growing company thanks to her leadership over the years. The Board of Directors is grateful for Mrs. Bronicki’s tireless contribution to the Company and her distinguished tenure as CEO over the years.”

"I have been privileged to lead one of the world's unique renewable energy companies," Mrs. Bronicki said. “After more than two decades as CEO, it is time to move on and transfer the company's helm to a new generation of leadership. I am proud of the strong and profitable company that we have created and would like to take this opportunity to thank Lucien Bronicki whose vision became the foundation of the company, and all the generations of Ormat employees who assisted us over the 48 years of building this vertically integrated renewable energy company. I look forward to working with the board of directors and the company's management team during the transition period, and to continue my relationship and active role with the company after my retirement in my continued capacity as a board member."

About Ormat Technologies

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter—a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 82 U.S. patents, Ormat's power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has over 500 employees in the United States and about 600 overseas. Ormat's flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1600 MW of gross capacity. Ormat's current generating portfolio of 595 MW (net) is spread globally in the U.S., Guatemala and Kenya.

Ormat's Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.